Exhibit 99.1

Conference Call Transcript

RLI Corp. — Earnings Conference Call — 2nd Quarter 2024

July 23, 2024 // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Jennifer L. Klobnak – Chief Operating Officer

Todd W. Bryant —Chief Financial Officer

Aaron P. Diefenthaler —Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Sidney Schultz	Raymond James & Associates
Andrew Anderson	Jefferies LLC
Meyer Shields	Keefe, Bruyette & Woods, Inc.
Scott Heleniak	RBC Capital Markets, LLC

RLI CORP.

Moderator: Aaron Diefenthaler

July 23, 2024

10:00 a.m. (CDT)

Operator: Good morning, and welcome to the RLI Corp. Second Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K, as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results.

During the call RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings. The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Chief Investment Officer and Treasurer, Mr. Aaron Diefenthaler. Please go ahead.

Aaron Diefenthaler: Thank you, Makaya. Good morning, everyone. Thank you for joining us to review RLI’s results for the second quarter and first half of 2024. As usual, we are joined by Craig Kliethermes, President, and CEO; Jen Klobnak, Chief Operating Officer; Todd Bryant, Chief Financial Officer. Craig is going open with some high-level commentary. Todd will then give us the play by play on the financial results. Jen will offer commentary on market conditions and further details on our product portfolio. We will then open things up for questions and Craig will close with some final thoughts. Craig?

Craig Kliethermes: Thank you Aaron, and good morning, everyone. We are off to a very good first half for 2024 with well-balanced growth and underwriting profitability across all of our reporting segments.   As Todd and Jen will go into in a minute, we continue to lean into opportunities where we have the expertise and track record to differentiate ourselves. Legal system abuse, particularly in wheels-based businesses, continues to be a frequent topic of vigilance within our strong, collaborative underwriting and claim feedback discussions. We remain cautious where the risks are more dynamic, difficult to quantify, or where we choose to proactively mitigate the volatility to the bottom line. I will let Todd and Jen share more detail on the financials and the market in general. Todd it is all yours.

Todd Bryant: Thanks Craig. Good morning, everyone. Last night we reported second quarter operating earnings of $1.72 per share. The quarter’s results reflected solid underwriting performance on a combined ratio of 81.5 and an 18% increase in net investment income. On a GAAP basis, Q2 net earnings of $1.78, compares to $1.69 in the same period last year.

Underwriting income benefited from growth in earned premium, lower attritional losses in our property segment, and continued favorable development of prior years’ loss reserves in all three segments. Overall, the loss ratio was down 3.5 points due to better emergence on prior years’ reserves, favorable experience in the current accident year, and support from stronger earned premium. Storm losses in the quarter totaled $16 million compared to $18 million a year ago. $15 million of that impacted the Property segment while $1M was associated with package policies in the Casualty segment. The scale of earned premium further contributed an improved expense ratio which was down more than two points compared to last year.

Despite tempered growth in Property, total gross premiums written were up 11% and balanced across all three segments. Casualty experienced its second consecutive quarter of double-digit growth and benefitted from $12.8 million of favorable prior year’s loss development, with notable contributions from general liability, commercial excess, and executive products. In addition, $1M in reductions to prior year storm losses was attributed to Casualty; all of which contributed to a slight improvement in the loss ratio and a 95 combined ratio for the calendar quarter.

Surety achieved growth in the mid-teens and $2.4 million of favorable prior year development compared to $4.2 million of favorable emergence in Q2 2023. Prior year development can move several million dollars in isolated periods for Surety, which can impact the calendar year loss ratio. In this case, the smaller release resulted in a loss ratio that was up five points above last year’s comparable quarter, but underlying results were similar, as was the year-to-date comparison.  Despite the continued growth in premium, Surety’s expense ratio was up two points as average commissions were influenced by mix of business and our 4/1 reinsurance renewal which ceded additional premium during the quarter.

Property growth remained positive, up 6.4% in the quarter with the largest contribution coming from Marine and more modest increases from E&S Property. Total losses were flat compared to last year in dollar terms but were much lower as a percentage of earned premium, contributing to the excellent combined of 60.3 for Q2. Property experienced $5.3 million in favorable loss development on prior accident years, largely marine-related, and posted a $1M reduction to prior year storm losses.

Operating cash flow was $142 million, down slightly from the comparable quarter as larger tax payments and the timing of several large claims weighed on the current period. Despite the decline, we are still putting a fair amount of money to work in the investment portfolio at attractive rates, well above our current book yield. Purchase activity for the quarter averaged a 5% yield and was again concentrated in high quality fixed income. Also in the quarter, the equity portfolio posted $3.6 million of unrealized gains, compared to $25 million a year ago.

Despite modestly rising Treasury yields, the portfolio achieved a +0.9% total return including positive contributions from both stocks and bonds. Although credit spreads remain tight by historic standards, we are encouraged by the higher-for-longer rate environment. We have acquired more intermediate duration bonds recently to ensure investment income is sustainable. Accordingly, duration was up one-tenth of a year to end Q2 at 4.7 years. Away from the traditional investment portfolio, investee earnings from Prime were comparable to last year at $1.6 million.

Incorporating comprehensive earnings and adjusting for dividends, book value per share increased by 14% from year-end 2023 to $34.64. Additionally, we announced a two-cent increase to our ordinary dividend during the quarter, the 49th consecutive year of paying and increasing dividends. All in, a very good first half of the year.  And with that, I’ll turn the call over to Jen. Jen?

Jen Klobnak: Thank you, Todd. I’ll provide more information by segment.

Premium for the Property segment grew 6% for the quarter while posting a 60 combined ratio. Top line expansion was led by the marine division which grew by 20% including a 5% rate increase. Marine continues to nurture producer relationships and creatively solve problems. Our team has been building a larger presence in the builders’ risk space that has driven a lot of our recent success. Hawaii homeowners’ premium also increased 27% due to a combination of our focus on service and some retraction by competitors.

E&S Property growth is slowing, and rates are flattening. Overall premium was up 2% while rates increased 1%. The hurricane market is stabilizing with increased competition this spring, particularly from MGAs. As they obtained more capacity from their capital providers, they increased limits and have become a little more aggressive on rates. We still believe we are achieving appropriate returns in this business. This latest hard market began in 2020. Since then, our cumulative rate change on hurricane exposure is about 200%. We continue to manage our exposure to catastrophe business to stay within our risk appetite and optimize our portfolio. We are seeing more opportunity in the E&S space in non-coastal exposures. Standard markets are pulling back, and that business is shifting to the E&S market. Terms and conditions have improved including increased rates and the use of percentage deductibles as a couple of examples.

The combined ratio for our Property segment improved with past rate increases earning through while we experienced a similar level of catastrophe activity in the quarter versus last year. We don’t expect a lot of changes to occur in the hurricane market during the season and we still see select growth opportunities in all of our Property product offerings.

Surety premium was up 17% during the quarter on an 82 combined ratio. We achieved growth and underwriting profit in each of our Surety businesses. Contract surety focuses on public construction projects which has been a healthy part of the market. In addition, construction costs continue to be elevated which supports premium. Contract surety grew 25% in the quarter. We have not seen an increase in our own claim frequency which we know has ticked up for the industry. Our commercial surety book has also grown through investments in relationships. Premium was up 20% driven by increasing success in supporting an expanding renewable energy sector. Transactional surety is in a highly competitive market. This product grew 6% as we continued to find new opportunities to serve producers and customers with our easy-to-use digital solutions. We renewed our Surety reinsurance treaty effective April 1. Given the timing of the renewal, the impact of the harder reinsurance market was delayed for us. Like other severity-driven reinsurance renewals, we increased our retention and our costs increased as well. The increased retention for Surety helps maintain net premium balance between our three segments. We have been in the Surety market for over 30 years and continue to seek opportunities in this space using our prudent approach to risk selection and exposure management.

Casualty premium grew by 14% with a 95 combined ratio for the quarter. Rates increased 9% for the segment which compares favorably with 7% in the first quarter. Our personal umbrella business led the way with 37% premium growth. We have been successful working with several state insurance departments to achieve both broad and targeted rate increases where they are warranted. This quarter, we recognized a 20% rate increase, and we have more approvals that will be effective later this year.  We also achieved growth in our professional services group which includes professional lines and package coverage. Premium was up 10% through a combination of increased marketing efforts for the construction-focused part of this business and rate increases on our auto coverages. We have had elevated auto loss activity in our package business and are addressing this issue using multiple tools such as commission, filed rate increases, and additional scrutiny in our risk selection process.

This brings me to transportation where we have seen mixed results in our portfolio. Premium was up 8% for the quarter which matches our rate increase. The industry has seen increased severity driven by legal system abuse which others call social inflation. We are not immune to these industry trends and address them through our underwriting appetite and investment in thorough claim handling practices. We are growing our commercial specialty auto book where market turmoil has moved terms and conditions within our appetite, and we are able to increase rates. We are also expanding into market niches like moving and storage to offset the unreasonable competition in spaces like traditional trucking. We believe our in-house loss control services that are applied prior to quoting in many cases have informed our underwriting process and are helping make our insureds safer. This market is slowly improving. While competitors are making some changes, we are seeing submissions increase over 20%. This allows us to be selective in the risks we cover.

As I have mentioned in recent quarters, our executive products group is in a much tougher market environment, particularly in the public D&O space. Our book is weighted toward private insureds. Premium was down 4% while rates were down 6%. Although competitors are shifting toward the private space as well, we don’t see drastic pressure on terms and conditions because the private market is much larger and provides plenty of opportunity. The market is challenging but we have been through these cycles before. Our underwriters are well-positioned as they continue to focus on the bottom line.

Finally, our E&S Casualty division topline was up 3%. Primary business struggled to grow premium as private construction projects continue to take longer to get started. We’re also competing against aggressive standard markets and MGAs. On the excess side, we had more success as there is slightly less competition given industry results have affected some carriers’ appetites. The focus in E&S Casualty is on the bottom line where we continue to produce an underwriting profit and have not experienced the adverse development that has gathered recent headlines for several competitors.

Overall, another great quarter for RLI. We grew premium 11% with all segments contributing. We have built needed scale in many long-standing, profitable businesses. We are achieving rate increases to address loss trend and our investments in relationships and people are paying off with increased submissions. We posted an 81.5 combined ratio for the quarter with improvements in both the loss ratio and expense ratio. Loss activity has been steady while rate increases from prior years earn through and positively impact our bottom line. We finished the first half of the year with 12% growth on an 80 combined ratio. Our insurance product portfolio is healthy and we’re in a good position to support our current and future insureds’ and producers’ needs in the second half.

Now I’ll turn the call over to the moderator to open it up for some questions.

Operator: [Operator instructions]. Our first question today comes from the line of Greg Peters.

Sid Schultz:  Yes. This is Sid on for Greg. Just hoping you could provide some more comments on the competition you're seeing across your 3 segments and maybe more specifically what you're seeing in the E&S Property. I think you called out slower growth there, but you still see some opportunities in the non-coastal area, so, some additional comments there would be helpful.

Jen Klobnak: Sure thing. This is Jen. In the Property segment, specifically in the cat exposure, I'd say the biggest competition is coming from MGAs, some of which are backed by Lloyd’s and with the quiet season last year, they're fairly aggressive now on trying to take advantage of the market while it remains at a pretty attractive level. So, while rates have slowed, it's still, as a starting point, is at very good place.

So, MGAs are starting to provide larger limits.  You know, the last couple of years we, as well as others, have been reducing limits. We were down by offering just $2.5 million on new business. Others might have been a little higher than that, but people are moving more towards 5, 10, 20, in some cases, a lot higher than that from the MGAs. They're also expanding coverage a bit in terms of the sublimit or expanding the definition of things that are covered. We prefer to hold firm on the words because the words matter when there is an event. So, we're watching carefully the coverage part of that. And I think there's also some competition just from going net. So, if you look at our earthquake exposure in California, the cumulative rate increases are causing people to wonder, should I buy this at this point or not? And more people are taking a little bit of that net.  I'd say competition is healthy in all of our spaces. We have seen a few areas pull back. So, within the Property segment in Hawaii. We've had a couple of competitors pull back post the wildfire from a couple of years ago. We've also seen in the areas of transportation where people have changed their appetite, which gives us a chance to look at some more business. But then there are other spaces where there's a lot of competition, whether that's in Surety, where people continue to provide very large limits to accounts in size when some companies are performing very well and others not so well. So that financial uncertainty makes us look a little bit closer at accounts.

And then when you look at the Casualty book, places like Casualty, where we focus on construction, there are smaller contractors that are struggling in some cases. So, providing that coverage we have to be careful. If the person can even pay the premium, and then in other cases, the larger contractors seem to be doing very well. And so, they seem more stable and able to buy coverage. And so, there's more competition in that space.

So, it's difficult to talk about competition in our book because we have such a diverse portfolio. And so, in any given business unit, you're competing with a handful of folks and in other business units competing with a different handful of folks. And so, it's very hard to roll that up into a succinct answer for you, but it gives you a sense of what we're doing in the market. I'd say that's why we focus on providing our underwriters the autonomy to work within their space and decide what they need to do to be successful in that space, depending what's going on with competition.

Sid Schultz: Okay. Great. Yes. And then just as a quick follow-up, I believe a couple of quarters ago, you called out increasing picks in the Casualty book, and I know you're getting additional pricing, but just curious if you've seen any changes in the severity trends there if it's been relatively stable since you made those changes?

Jen Klobnak:  So, I missed the very first part of your question. You said I saw increasing something in the casualty segment.

Sid Schultz:  Loss picks, sorry.

Jen Klobnak:  Yes, sorry. I would say in the Casualty segment, again, we have a very diverse portfolio. We have increased our loss trends over the last couple of years, recognizing that severity in the industry is higher. I will tell you that in our book, we tend to see that the trends that we are picking for our estimates tend to be a little bit higher than what our actual experience shows. So, we use our own experience, and we also use industry experience to understand what might be going on. We also rely a bit on our reinsurance brokers for that type of insight.

So, we would say that severity is up a bit, especially in auto coverages. And that's why we're so diligent around risk selection and around our claim handling practices to address that because it's very hard to overcome severity with rate. If you really have to look at other ways of looking at it.

Todd Bryant:  I would just add there, too, I think Jen has a good summary. I think if you look at the overall underlying loss ratio for our Casualty book, it's fairly similar to what it was in that mid-60, 64 range. And from a loss trend standpoint, I think our rate on the Casualty side, overall, is a couple of points above what we're assuming trend, but again, actual trend is often below estimated loss trend, net trend and what we see when it comes through on an actual basis versus an estimated basis. So, we feel pretty good about the Casualty book.

Operator:  The next question is from the line of Andrew Anderson.

Andrew Anderson:  Maybe sticking on Casualty. It seems pricing improved sequentially; a couple of points really led by the umbrella product. But do you expect Casualty segment as a whole to keep seeing rate momentum and perhaps accelerate in the second half?

Jen Klobnak: I would love to see that. You're right that umbrella is driving in this case. So, it's really a mix change that's causing that increase from the 7% in the first quarter to 9%, personal umbrella leading the way. As I mentioned, we have a couple of more approvals already in the can in different states for personal umbrella. So, we continue to see some improvement on rate there. Other than that, we underwrite at an individual level, a lot of these business units we have are looking at individual risks and trying to achieve overall rate to address loss trends and claim experience that we have. So, I think there is some potential for it, but it's a fight every day to see what a given account is willing to do based on our competition, which, in some cases, makes no sense to us and that they've been cutting rates in some areas. So, I'll stick with you and say, hopefully, rates will continue to go up, but I'm not going to put that in writing at this point.

Andrew Andersen: Okay. And maybe on the Casualty reserves, favorable PYD was pretty good here this quarter. But could you talk about any movements you may have had on more recent accident years? Have you been adjusting those either way or holding steady?

Todd Bryant: Yes. This is Todd. I think the actuarial approach has not changed. There are areas, I would say, we're extending the tail a little bit. Jen mentioned that in her comments with respect to transportation. So, there's a bit of that. The approach is the same. I think if you look at the years from that standpoint where development was it's pretty spread out. There's nothing big in any given year. So, you see -- 2019 to 2023 pretty spread out, some in '17. So, we haven't really changed our approach on a current basis, certainly not and not as we look back over the prior years either.

Operator: The next question is from the line of Scott Heleniak with RBC.

Scott Heleniak: Just had a question to follow up on the umbrella line. Obviously, there's significant growth of 37% rate increases. Can you just talk about the profitability of the book? It's been a tougher line for a lot of your peers, a lot of your competitors and RLI has done really well with that. But just can you see -- can you just give us an update on what you're seeing in terms of loss trend and where you're seeing the opportunity and maybe what you're doing a little bit different in terms of focus and how you've been able to weather that better than others?

Jen Klobnak: Sure. So, we've been in the personal umbrella business since the late '80s -- mid to late '80s. So we’ve been doing this for a little bit. And in more recent years, probably the last 5 years or so, we have really been growing this book, and that's because the market has been in turmoil. There's been a lot of changes by competitors and their appetite in addition to the standard carriers where the homeowners and the auto books have become disconnected and carriers are only willing to cover one or the other. And so, then their overall personal umbrella is not eligible for that term. So, we step in, we provide only a stand-alone personal umbrella policy. And so, we've actually partnered with some of those carriers to help them out with their insureds. So that's where the growth comes from. We have a lot of data, as you can imagine, we have close to 400,000 insureds. So, we have a lot of data over the years and our current book to see what's going on in terms of trends, what's driving losses, et cetera. I'd say our loss activity actually has been fairly stable from a frequency standpoint. The industry has seen severity. We've seen a little bit severity as well, as you would expect, but we continue to stay ahead of it by looking at what rate is needed by state, by type of insured on a highly regular basis, I'll say. We're constantly looking at what state we need to tweak here or there. We're constantly meeting with our producers to understand where the opportunities are, where our book might be shifting. So, we use a lot of data. Our underwriters meet with our claim department, meet with our actuaries to talk about specific venues, specific claim trends that we're seeing and that kind of thing to kind of continuously tweak what we're doing with that book.

So, with new growth, we always are a little more conservative on how we look at the book. So, we're expecting that book to have some issues just because we've been growing a lot. But we're staying on top of it and trying to monitor and make sure that we're staying up to date on particularly rate or other terms. So as an example, with the severity in the industry, we've changed our appetite a bit to require a $500,000 underlying auto liability limit in the State of California as opposed to $250,000. And with that, it takes another minute to get to our layer on a loss and we think that, that's prudent as we look forward to the severity in the industry. So that's just one example of a lot of things that we look at on a constant basis with that book.

Craig Kliethermes: Scott, this is Craig. I would just add that -- this is Craig Kliethermes, I am just going to add. We invest heavily on the claims side of the house as much as we do on the underwriting side of the house. We've narrow and deep expertise, our claim people for personal umbrella basically handle personal umbrella claims only. So, they're dedicated to the space. They understand the underlying -- sometimes they know the underlying carrier claim people that they're doing business with or that they are getting handoffs from. So sometimes they're working closely with those folks to try to make sure we get the best outcome for the insured, for the defendant, and for our company. So, I would not understate the value of having dedicated claim people that only handle excess claims in the personal auto space for the most part.

Scott Heleniak: Okay. I appreciate the detail. And then just want to follow-up, just on the Surety growth, which was pretty significant. And I mean, that's been a more competitive line. You guys have talked about that over the past few years and not getting a ton of rate increases. So is that -- is some of that just kind of -- I know you mentioned expansion and good relationships with customers. But is some of that just what's happening market-wide? There's just more construction activity, more opportunity? Or is it just something else you're taking share from others? Or what do you think is going on there?

Jen Klobnak: Sure. So, in the contract space, that business unit focuses on public construction, whereas a lot of our P&C products focused on the private construction. And as you know, the government is really good at investing in private construction projects. So, we've seen plenty of inventory out there, and our contractors have been very active in bidding on those projects. So, we have a lot of bid bonds and resulting in project bonds as well. And with construction materials continue to be at a higher price and that's the basis for the rating so that helps support the premium. And additionally, we have some pretty energetic folks out there that are asking for business. And that might sound silly but you know to get in front of your producers and market on a regular basis, that's just blocking and tackling with our producers. So that's important.

On the commercial side, I'll say a similar story in the energy and then the marketing aspect. I think we -- there's a lot of different industries that we support. We developed some expertise in the renewable energy space that's providing some benefit there. But again, it's getting out there and be in front of your producers and the answering the phone and being there when they need you. And so that's really driving the growth in that space.

Operator: The next question is from the line of Meyer Shields.

Meyer Shields: I just wanted to start with a question on a point that Jen just made about asking for more business. I mean I know you talked about it for a while. We're seeing the success. Is there any way of benchmarking how much of this effort have already panned out and how much more opportunity there is going forward?

Jen Klobnak: So, Meyer, it's a little hard to hear you, but I think you're asking about we are increasing our marketing efforts. We've been in front of focus how much standout versus how much might keep going. I believe that's your question. So, I would answer that with we've been incredibly active in the first half of the year in meeting with producers. We've had a number of in-person cross products gatherings where we've been very educational about what we offer and people have been very receptive to saying, I think I can use you in this space, in that space. That's been good. I think that just creates momentum. And as long as you continue to invest in those relationships, I think that organic growth is possible going forward as well. So, I don't –I think that it’s not time to stay home. We're going to continue to be mobile out there in the second half of the year, and we should hope to see more growth just from staying in front of our producers.

Meyer Shields: Okay. That's very helpful. Second question, and I guess this is on the Casualty side. I was hoping you can give us a sense of reasonable differences in terms of how much total inflation or lawsuit abuse you're seeing or is it out there?

Jen Klobnak: It's very hard to hear you. I don't know how you're using your phone today, but I think you said something about regional differences. Is that specific to a particular product?

Meyer Shields: Casualty and the issues with social inflation or lawsuit abuse.

Jen Klobnak: Yes. So, in the United States, as you know, every state is a different story, right? So, there are some states where the dynamics of legal system abuse, which is what I'm calling it, are different than others. I'll say that the states that are challenging, California is obviously a challenging state, and we do have a fair amount of business there, and that's why you have to look at as we do, we look at our underwriting appetite and risk selection being where we're willing to take risk there. But then when claims come in, you have to stay on top of it, investigate quickly and understand the situation so you can get ahead of any sort of attorney tactics that might drive the exposure quite a bit higher.

Other states have done a better job with reform. So, the reforms that happened in Florida has been very helpful. It's still early to say exactly to quantify or to say exactly what the impact of those reforms have been, but we know from claim counts and just from stories of certain claims that we've been able to resolve that those reforms have helped. And so, each state is unique. I know Louisiana has taken a try to be more friendly towards business, but it hasn't quite gotten there yet, I think. So, we're pretty careful in that state. So, it does affect our appetite and our underwriting, but it is unique, and it does change as laws and case law solidifies in different states.

Craig Kliethermes: Meyer, I'll just add -- I know we've talked about this before, but we talk about our -- the feedback loop that we have, very strong feedback loops between our claims or underwriting and our actuaries. And those conversations are going on every day when our claim people see problem areas, problem jurisdictions, they give that feedback to the underwriters as quickly as possible. Sometimes, we change our appetite in regard to locations. Sometimes it's even within states. It might be a portion of Texas even that we may want to watch from be careful in regards to how much limit we want to deploy, the type of risk we might want to write, type of insured classes, the limits we might deploy, those all vary and can very even within region, within a state. So -- but that feedback loop is critical to getting that information in hand to underwriters. And obviously, as we've explained before, the way our model works, is our underwriter are very receptive, whereas in other places, maybe they're less receptive to that information because it helps them build their business out in a profitable way.

Operator: [Operator Instructions] If there are no further questions; I will now turn the conference over to Mr. Craig Kliethermes for some closing remarks.

Craig Kliethermes:  Thank you all for joining today. A good quarter and first half of the year. We believe our hallmark underwriting discipline and diversified portfolio of specialty products, should translate into consistent financial outcomes over time, and allow us to continue serving as a stable market for our customers.

As our founder, Jerry Stephens, once said, “We do it right because we all work for a company we own. We know if the company succeeds, so do we. That’s different – we are not like other companies.”  I would like to thank all of our RLI associate-owners for their contributions to our shared success and encourage them to keep delivering on the difference, that works.

Thank you all again for tuning in and we will visit again next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay of this call you may do so on the RLI home page at www.rlicorp.com.  This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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